SEPARATION AGREEMENT

Without Prejudice

THIS AGREEMENT is dated 10 June 2008

PARTIES:

(1)	China Architectural Engineering Inc. (“the Company”) at 63/F, Bank of China Tower, 1 Garden Road, Hong Kong (for itself and on behalf of each other Group Company and each of the other Releasees); and

(2)	Xin Yue Jasmine Geffner (the “Employee”) of Flat B 14/F, Ming Kung Mansion, Tai Koo Shing, Hong Kong.

1.	The parties have agreed that the Employee’s employment with the Company will cease by mutual agreement with effect from close of business on 30 June 2008 (the “Termination Date”).

2.	The Company confirms that the Employee shall receive the following:

(A)	Salary

Salary (of HK$70,000 per month) and housing allowance (of HK$60,000 per month) will continue to be payable in accordance with Clause 4.1 of the service agreement dated 12 March 2008 filed with the SEC of the United States (“the Employment Agreement”). The said salary and housing allowance for the month of May and June 2008, which are unpaid and accrued, will be paid and given to the Employee in the form of a company check signed by authorized signer or signers, no later than 5 p.m. (Hong Kong time) on 10 June 2008.

(B)	Paid leave

The Employee will take paid leave (inclusive of any untaken annual leave) from the date of signing of this Agreement up to the Termination Date. The Employee will fully comply with all provisions of the Employment Agreement during the period of her leave up to the Termination Date and will remain contactable during office hours to assist the Company where necessary.

(C)	Shares

On or before June 20, 2008, the Company will issue the Employee 70,000 restricted, unregistered shares of the common stock of the Company (“the Shares”) (said number of shares referenced in clause 4.2(a) of the Employment Agreement). However, it is understood and agreed that said shares shall and are not deemed issued and outstanding until actually issued by the Company further to this section 2(C). [The Company shall give all necessary approvals to enable the Shares to be publicly tradable pursuant to SEC Securities Act Rule 144.

(D)	Separation payment

Conditional on the Employee signing and returning this Agreement to the Company no later than 5 p.m. (Hong Kong time) on 10 June 2008, and also to her continued compliance with all the terms of this Agreement, a separation payment (which is inclusive of all of the entitlements of the Employee, if any, and the balance of which is made in return for the release and the post-termination restrictions set out in this Agreement) shall be paid in two instalments as set out in the attached Schedule One. These two instalments will be evidenced by a company check dated 30 June 2008 and a company check dated 30 September 2008. These two checks will be in the form of company checks signed by authorized signer or signers and will be given to the Employee no later than 5 p.m. (Hong Kong time) on 10 June 2008.

This amount of HK$1,440,000 is calculated on the basis that the Employee will be paid an amount equivalent to the amount of salary (equivalent to HK$560,000) and housing allowance (equivalent to HK$480,000) that she would have earned had she remained in the Company’s employment between the Termination Date and the first anniversary of her commencement date with the Company. In addition, an amount of HK$400,000 which is equivalent to her cash bonus had she remained in employment has been included.

(E)	Business expenses

Subject to the production of receipts and the Employee providing a reason for incurring the expense satisfactory to the Company, the Company will reimburse the Employee for necessary business expenses incurred in connection with the performance of the Employee’s duties up to the Termination Date. These expenses will be reimbursed by the Company in the form of a company check signed by authorized signer or signers, which will be given to the Employee no later than 5 p.m. (Hong Kong time) on 30 June 2008.

(F)	Directors & Officers Insurance

The Company agrees to insure directors’ and officers’ liability on such terms as it deems appropriate.

3.
The Employee agrees that should she breach any provision of this Agreement, she shall forthwith on request from the Company repay amounts already paid which are not due under relevant statutory and contractual requirements, and the Company will be released from any obligation to pay her any further amounts.

4.	Other benefits will be dealt with as follows:

(A)	Any mandatory provident fund scheme entitlements will be dealt with and satisfied by the scheme’s service provider.

(B)
All other benefits will cease after the Termination Date except that medical insurance and life insurance as currently provided to the Employee will continue until 2 March 2009 subject to the terms and conditions and any requirements imposed by the relevant insurer. For the avoidance of doubt, any out of pocket medical, dental and vision expenses (not covered by the insurance) in respect of which the Employee has already submitted claims for reimbursement will be reimbursed by the Company on 30 June 2008 in the form of a company check signed by authorized signer or signers.

(C)
For the avoidance of doubt, save as set out in this Agreement, the Employee will cease to be entitled to any benefits under any equity, stock or share option scheme or any section, term, condition or provision of the Employment Agreement, with effect from the Termination Date.

(D)
The Company will reimburse the Employee in respect of relocation expenses incurred by the Employee and her family in moving to Hong Kong from the U.S.A. in the agreed sum of US$15,000. This sum will be reimbursed by the Company in the form of a company check signed by authorized signer or signers, which will be given to the Employee no later than 5 p.m. (Hong Kong time) on 30 June 2008.

(E)
The Company will pay the Employee on the Termination Date tax, accounting and legal expenses in the agreed sum of US$5,000. This sum will be reimbursed by the Company in the form of a company check signed by authorized signer or signers, which will be given to the Employee no later than 5 p.m. (Hong Kong time) on 30 June 2008.

5.
By signing this Agreement the Employee agrees that the payments and benefits set out in clauses 2 and 4 above are inclusive of any and all entitlements arising under her terms of employment with the Company and any entitlements that she may have under any applicable law. The Employee further agrees that she shall not be entitled to receive any further sums, benefits or shares from the Company or any other Group Company following or in connection with the cessation of her employment or on any other ground, except as referred to in this Agreement.

6.	In consideration for the sums set out above the Employee covenants and agrees:

(A)	that the arrangements set out in this Agreement are in full and final settlement of all or any claims, costs, expenses, or rights of action of any kind whatsoever or howsoever arising (whether arising under common law, statute or otherwise and whether arising in Hong Kong or in any other country or jurisdiction in the world) which she has or may have, whether now or at any time in the future and whether or not in the contemplation of the parties at the date of this Agreement, against the Company or any other Group Company or any directors, officers, managers, representatives, agents or employees of the Company or any other Group Company (“Releasees”) and whether arising directly or indirectly out of or in connection with her contract of employment, its termination or otherwise on any other ground (“Claims”);

(B)	that she hereby releases each of the Releasees from any and all Claims (except claims arising from or in respect of this Agreement);

(C)	to keep the circumstances surrounding the discussions leading up to and the existence, terms and conditions of this Agreement confidential and not to disclose the same unless required by law, or in order to take professional advice, or as ordered by a court of competent jurisdiction or for enforcing any provisions of this Agreement or where the relevant circumstances have come into public domain (other than as a result of a breach of this Clause);

(D)	not to use, disclose or communicate to any person whatsoever (unless ordered by a court of competent jurisdiction) any trade secrets or confidential information (which may include commercially sensitive information) important to and relating to the business of the Company or any other Group Company of which the Employee may have become possessed during the course of her employment with the Company or any other Group Company, in particular confidential information in relation to the Company’s clients and its business dealings with such clients. This undertaking will apply until such information comes into the public domain, other than by reason of any breach of this undertaking;

(E)	that she will not during the period of six months immediately following the Termination Date in competition with the Company directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any person, company or entity who was a client or customer of the Company or any other Group Company during the six months prior to the Termination Date and with whom she had had business dealings during her employment;

(F)	that she will not during the period of six months immediately following the Termination Date directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any person employed by the Company or any other Group Company in a managerial or executive capacity at the Termination Date and with whom she had had business dealings during the six months prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity in relation to the same field of work;

(G)	to return to the Company immediately upon commencing her leave as referred to in clause 2(B) above all property belonging to the Company or any other Group Company which is in her possession, custody or power including (without limitation) computer records, credit cards, electrical equipment, keys, passes, mobile phone model no. Nokia XpressMusic, documents, correspondence and other papers and other items in her possession, custody or power by reason of her employment with the Company;

(H)	not at any time to make, directly or indirectly, any derogatory or disparaging comment about any of the Releasees provided that disclosure of any information as required by any applicable laws or order of a court of competent jurisdiction will not constitute a breach of this Clause under any circumstances.

(I)
the Company and Mr Ken Y. Luo undertake not at any time to make, directly or indirectly, any public derogatory or disparaging comment about the Employee provided that disclosure of any information as required by any applicable laws or order of a court of competent jurisdiction will not constitute a breach of this Clause under any circumstances.

7.
The Employee hereby warrants and represents that she has not and will not commence any legal or arbitration proceedings of any nature against the Company or any other Group Company or Releasee in any jurisdiction arising out of or in connection with her employment with the Company or any Group Company, the cessation of any such employment or otherwise on any other ground save for proceedings to enforce the terms of this Agreement. She will also not submit any personal data access request to the Company in relation to data held in connection with her employment. The Company will destroy all personal data of the Employee as and when such data is no longer required by any applicable law to retain such data.

8.
The Employee confirms that she is not aware of any financial irregularities within the Company and will not make any statements whether to persons within the Company or externally which is inconsistent with this.

9.
The parties have agreed to communicate the Employee’s departure from the Company only using the form of announcement as set out in the attached Schedule Two. Notwithstanding the foregoing, the Company will make the necessary public disclosures that may be required by applicable laws regarding this Agreement and the termination of the Employee’s employment with the Company.

10.	This Agreement is:

(A)	the entire agreement between the Employee, the Company and any other Group Company as to its subject matter and may not be modified or amended except by an instrument in writing signed by the Employee and the Company;

(B)	to be governed by and interpreted according to Hong Kong law and both parties submit to the non-exclusive jurisdiction of the Hong Kong courts and tribunals.

11.
For the purpose of this Agreement “Group” means the Company, any holding company of the Company and any subsidiary of the Company; and any company of which the Company, any such holding company or subsidiary of the Company, holds or controls more than 20% in nominal value of the equity share capital. The words “holding company” and “subsidiary” shall have the meanings given to them in section 2 of the Hong Kong Companies Ordinance.

12.	This Agreement, although marked “Without Prejudice”, will upon signature by both parties be treated as an open document evidencing an agreement binding on the parties.

Ken Y. Luo
For and on behalf of the Company,
each other Group Company and each
of the other Releasees

Xin Yue Jasmine Geffner

Schedule One

Payment of HK$1,440,000 which is inclusive of all of the entitlements of the Employee. The balance of this payment is made in return for the post-termination restrictions set out in this Agreement. This payment will be made according to the payment schedule below.

These two instalments will be evidenced by a company check dated 30 June 2008 and a company check dated 30 September 2008. These two checks will be in the form of company checks signed by authorized signer or signers and will be given to the Employee no later than 5 p.m. (Hong Kong time) on 10 June 2008.

Payment schedule:

30 June 2008:	HK$720,000
On or before 30 September 2008:	HK$720,000

Schedule Two

Company Announcement

30 June 2008

It is with regret that we announce that Xin Yue Jasmine Geffner, Chief Financial Officer, has decided to leave CAE for personal reasons.

It has been agreed that Jasmine’s last day as Chief Financial Officer, and as an employee of CAE, will be today.

We wish Jasmine success in her future endeavours.

Ken Y Luo